Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen, CFO

732-739-2900, x603

skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES ANNOUNCES 2ND QUARTER RESULTS

MATAWAN, NJ, August 1, 2012 – PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading sports nutrition company, today reported its financial results for the quarter and six months ended June 30, 2012.

Second Quarter & First Half 2012 vs. 2011 Financial Results

Revenues were $2,229,234 for the second quarter and $3,980,173 for the first six months of 2012 compared to $2,245,226 and $3,976,837, respectively, for the same periods in 2011. Included in revenues for the six months of 2011 is approximately $25,000 of weight regulation sales that have been discontinued in 2012. Net loss for the second quarter was ($69,677), or $0.00 per share, and ($109,526), or ($0.01) per share, for the first six months of 2012 compared to net income of $91,769, or $0.00 per diluted share and $118,999, or $0.01 per diluted share, for the same periods in 2011. Included in expenses in 2012 is approximately $102,000 for the quarter and $158,000 for the first six months as part of the Company’s investment in internet and social marketing campaigns.

At June 30, 2012, the Company had cash, cash equivalents, and other short-term investments of $521,369 compared to $820,904 at December 31, 2011. Current assets exceeded current liabilities by approximately $1,005,000 at June 30, 2012.

Fred Duffner, President and CEO of PacificHealth Laboratories, said, “Second quarter and year to date sales were impacted by the continued reduction in inventory purchases by our nutritional channel which was down approximately $156,000 in second quarter and approximately $189,000 year to date. In addition, we invested $41,000 in markdown monies with key retailers to help accelerate the transition to our new packaging and formulation that impacted net sales. Ecommerce is up 9% year to date but below our expectations. We continue to make modifications to the site, shopping basket experience, and promotional offers to focus on increasing this channel as a percentage of overall sales.

Mr. Duffner added, “We continued to make progress on our key marketing initiatives during the second quarter:

•	We completed the transition of all our core brands: ACCEL GEL®, ACCELERADE™, and ENDUROX R4®, to all-natural formulations. This included the updating of packaging to one cohesive brand look.

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•	Our internet marketing efforts to drive awareness resulted in over 16 million impressions year to date. Twitter followers are at almost 8,000 and are now over five times what they were in November 2011; Facebook followers year to date are now over 6,300, up 73% vs. November 2011; and YouTube views are now approximately 18,000 versus approximately 800 at the end of 2011. This will expand further in the third quarter with the launch of four new videos featuring Leanda Cave, who was on the podium at the 2011 Kona World Championship and recently won ‘Escape from Alcatraz’, along with a new PHLI branding video.
•	We entered into an agreement with Body Glove International to private label a product similar to 2ND SURGE® under the Body Glove label which launches in the third quarter in test market in Southern California and allows PHLI to break into action sports and convenience stores for the first time.
•	We launched a new nutrition tool, The Portman Calculator, to help athletes create their specific nutritional plan for over 75 different activities at www.portmancalculator.com.”

Mr. Duffner concluded, “Although sales have not yet responded, we stay committed to our need to expand our consumer audience. The changes we have made in packaging, messaging, and the new partnership with Body Glove we believe sets us up to do just that.”

About PacificHealth Laboratories. Inc.

PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principal areas of focus include sports performance and weight loss. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements”. These statements can be identified by introductory words such as "expects," "plans," "will”, "estimates," "forecasts," "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Revenues:
Net product sales	$2,229,234	$2,245,226	$3,980,173	$3,976,837

Cost of goods sold	1,363,129	1,250,510	2,369,898	2,211,502

Gross profit	866,105	994,716	1,610,275	1,765,335

Operating expenses:
Sales and marketing	307,012	378,612	503,425	569,043
General and administrative (Includes related party consulting
of $49,475, $48,000, $98,620 and $91,000, respectively)	606,254	511,490	1,172,497	1,048,474
Research and development	18,439	9,978	35,487	24,795
	931,705	900,080	1,711,409	1,642,312

(Loss) income before other (expense) income and
provision for income taxes	(65,600)	94,636	(101,134)	123,023

Other (expense) income:
Other income	-	-	-	2,100
Interest income	121	127	234	279
Interest expense	(4,198)	(2,994)	(8,626)	(6,403)
	(4,077)	(2,867)	(8,392)	(4,024)

(Loss) income before provision for income taxes	(69,677)	91,769	(109,526)	118,999

Provision for income taxes	-	-	-	-

Net (loss) income	$(69,677)	$91,769	$(109,526)	$118,999

Basic (loss) income per share	$0.00	$0.00	$(0.01)	$0.01

Diluted (loss) income per share	$0.00	$0.00	$(0.01)	$0.01

Weighted average common shares - basic	20,871,772	19,723,499	20,871,772	18,202,826

Weighted average common shares - diluted	20,871,772	19,929,921	20,871,772	18,390,201

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS
(UNAUDITED)

ASSETS
	June 30,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$446,369	$745,904
Other short-term investments	75,000	75,000
Accounts receivable, net	834,331	369,376
Inventories, net	982,547	571,403
Prepaid expenses	116,858	91,479
Total current assets	2,455,105	1,853,162

Property and equipment, net	141,072	26,729

Deposits	10,895	10,895

Total assets	$2,607,072	$1,890,786

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$37,500	$37,500
Notes payable	43,912	19,679
Accounts payable and accrued expenses (Includes related
party of $16,275 and $32,000, respectively)	1,315,267	546,712
Deferred revenue	53,312	56,170
Total current liabilities	1,449,991	660,061

Commitments

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,871,772 shares	52,179	52,179
Additional paid-in capital	21,349,201	21,313,319
Accumulated deficit	(20,244,299)	(20,134,773)

	1,157,081	1,230,725

Total liabilities and stockholders' equity	$2,607,072	$1,890,786

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